Exhibit 5


                                November 7, 2001



NCT Group, Inc.
20 Ketchum Street,
Westport, CT  06880

            Re:  NCT Group, Inc. Registration Statement on Form S-1; File No.
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                  333-60574

Ladies and Gentlemen:

     In connection with the registration of 48,889,449 shares (the "Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"), under the Securities Act of 1933, as amended (the "Act"), by NCT Group, Inc., a Delaware corporation (the "Company"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 9, 2001 (File No. 333-60574), as amended by Amendment No. 1 filed with the Commission on September 5, 2001, as amended by Amendment No. 2 filed with the Commission on November 7, 2001 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     The Registration  Statement  discloses that, of the total number of Shares,
(i) 20,695,682 Shares (the "Outstanding Shares") are issued and outstanding on the date hereof, (ii) 12,949,201 Shares (the "Effectiveness Shares") will be issued on the date the Company requests acceleration of the effective date of the Registration Statement, and (iii) 15,244,566 Shares (the "Conversion
Shares") will be issued upon conversion of one of the Company's convertible notes (the "Convertible Note"), as described in the Registration Statement.

     In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the "DGCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that (1) the Outstanding Shares have been duly authorized and validly issued and have been fully paid and are non-assessable, (2) the Effectiveness Shares have been duly authorized and have been fully paid, and will, upon issuance, be validly issued and nonassessable, and (3) the Conversion Shares have been be duly authorized, and upon issuance, delivery and payment therefor in the manner set forth in the Convertible Note, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Interests of Named Experts and Counsel."

                                    Very truly yours,

                                    /s/LATHAM & WATKINS
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                                       Latham & Watkins